As filed with the Securities and Exchange Commission on August 14, 2006
Registration Number 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WPCS INTERNATIONAL INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Delaware	98-0204758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer) Identification No.)

One East Uwchlan Avenue
Suite 301
Exton, PA 19341
(610) 903-0400
(Address, including zip code, and telephone number,
including area code of registrant’s principal executive offices)

Andrew Hidalgo, Chief Executive Officer
One East Uwchlan Avenue
Suite 301
Exton, PA 19341
(610) 903-0400
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Marc J. Ross, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21 st Floor
New York, New York 10018
(212) 930-9700
(212) 930-9724 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.0001 per share	200,288	(2)	$6.845	$1,370,971.36	$146.69
Common Stock, par value $0.0001 per share issuable upon exercise of warrants	321,292	(3)	$6.99	$2,245,831.08	$240.30
Total	521,580			$3,616,802.44	$386.99

(1)	Estimated in accordance with Rule 457(c) and Rule 457(g) of the Securities Act, based on the average of the high and low prices as reported on The Nasdaq National Market on August 8, 2006.
(2)	Represents shares issued in July 2006 in connection with our acquisition of Southeastern Communication Service, Inc.
(3)	Represents additional warrants issued to investors in the November 2004 private placement as a result of their anti-dilution provision.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Pursuant to Rule 429 promulgated under the Securities Act of 1933, the enclosed prospectus constitutes a combined prospectus also relating to up to 4,229,176 shares of our common stock that were previously registered for sale in a Registration Statement, as amended, on Form S-2, Registration No. 333-121757, up to 163,619 shares of our common stock that were previously registered for sale in a Registration Statement, as amended, on Form SB-2, Registration No. 333-118298 and 1,130,526 shares of our common stock that were previously registered for sale in a Registration Statement, as amended, on Form SB-2, Registration No. 333-109522. As such, this prospectus also constitutes post-effective amendment no. 2 to the Registration Statement on Form S-2, Registration No. 333-121757, post-effective amendment no. 2 to the Registration Statement on Form SB-2, Registration No. 333-118298 and post-effective amendment no. 2 to the Registration Statement on Form SB-2, Registration No. 333-109522, which shall hereafter become effective concurrently with the effectiveness of this Registration Statement on Form S-3 in accordance with Section 8(c) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2006

PROSPECTUS

WPCS INTERNATIONAL INCORPORATED

521,580 Shares of Common Stock

This prospectus relates to 521,580 shares of our common stock, par value $.0001 per share, including 321,292 shares of common stock issuable upon exercise of outstanding warrants for sale from time to time by the selling stockholders identified in this prospectus.

We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

Our common stock is traded on the NASDAQ Capital Market under the symbol “WPCS.” On August 11, 2006, the last reported sale price of our common stock on the NASDAQ Capital Market was $6.75 per share.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____, 2006

TABLE OF CONTENTS

Summary	1
Risk Factors	4
Forward-Looking Statements	9
Use of Proceeds	9
Selling Stockholders	10
Plan of Distribution	17
Legal Matters	17
Experts	17
Where You Can Find More Information	18
Incorporation of Documents By Reference	18

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus, before making an investment decision. Unless the context clearly indicates otherwise, references in this prospectus to “we,” “us,” “our” and “WPCS” refer to WPCS International Incorporated and its subsidiaries on a consolidated basis.

Our Company

WPCS International Incorporated designs and deploys wireless networks. We provide design-build engineering services for specialty communication systems and wireless infrastructure. Specialty communication systems are wireless networks designed to improve productivity for a specified application by communicating data, voice or video information in situations where land line networks are non-existent, more difficult to deploy or too expensive. Wireless infrastructure services include the engineering, installation, integration and maintenance of wireless carrier equipment.

Wireless technology has advanced substantially to the point where wireless networks have proven to be an effective alternative to land line networks, a key factor in wireless’ broad acceptance. We believe the use of dedicated wireless networks for specified applications has improved productivity for individuals and organizations alike. Demand for wireless data services is accelerating the adoption of new technologies that enable wireless networks to deliver enhanced features and capabilities. These new technologies have increased the complexity of wireless systems, and created demand for the services of companies such as ours with specialized skills to address that complexity.

With nine offices across the United States, we provide our services to our customers nationwide. Because we are technology and vendor independent, we can integrate multiple products and services across a variety of communication requirements, creating the most appropriate solution for our customers. Wireless communication is primarily achieved through radio frequency, or RF, signals. We have extensive experience in RF engineering, a necessary skill in designing wireless networks free from interference with other signals and amplified sufficiently to carry data, voice or video with speed, accuracy and reliability. We believe the strength of our experience in the design and deployment of specialty communication systems gives us a competitive advantage, and has supported our rapid growth, both organically and through acquisitions.

Our goal is to become a recognized leader in the design and deployment of wireless networks for specialty communication systems and wireless infrastructure. For the fiscal year ended April 30, 2006, we generated revenues of $52.1 million, an increase of 29.9% from the fiscal year ended April 30, 2005. Our backlog at April 30, 2006 was approximately $15.9 million.

Our Strategy

Our strategy focuses on both organic growth and the pursuit of acquisitions that add to our engineering capacity and geographic coverage. Specifically, we will endeavor to:

• Increase customer awareness by marketing the full range of our services to our customers;
• Maintain and expand our focus in existing vertical markets such as public safety and gaming, and develop expertise in new vertical markets;
• Strengthen our relationships with technology providers whose products offer benefits to our customers; and
• Seek strategic acquisitions of compatible businesses that can be assimilated into our organization and that will add accretive earnings to our business.

Our Customers

Our customers include corporations, government entities and educational institutions. In our specialty communication systems segment, we believe our design and deployment of innovative wireless networks specific to the needs of customers in certain vertical markets has brought us recognition in these markets. We have worked with public safety customers such as the California Department of Transportation, or CALTRANS, gaming customers such as Bally’s, and healthcare customers such as Wake Forest University Baptist Hospital. In our wireless infrastructure services segment, our customers are major wireless service providers such as Sprint Nextel.

Risks Affecting Us

Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary, including:

•
Our success is dependent on growth in the deployment of wireless networks, and to the extent that such growth slows down, our revenues may decrease and our ability to continue operating profitably may be harmed;

•	We have a limited history of profitability which may not continue;

•
If we fail to accurately estimate costs associated with our fixed-price contracts using percentage-of-completion, our actual results may vary from our assumptions, which may reduce our profitability or impair our financial performance;

•	Failure to properly manage projects may result in unanticipated costs or claims;

•	The industry in which we operate has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain;

•	Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry;

•	Our failure to attract and retain engineering personnel or maintain appropriate staffing levels could adversely affect our business;

•	If we are unable to identify and complete future acquisitions, we may be unable to continue our growth;

•	Future acquired companies could be difficult to assimilate, disrupt our business, diminish stockholder value and adversely affect our operating results;

•	We derive a significant portion of our revenues from a limited number of customers, the loss of which would significantly reduce our revenues; and

•	Amounts included in our backlog may not result in actual revenue or translate into profits.

Our Corporate Information

We have seven operating subsidiaries: Clayborn Contracting Group, Inc., a California corporation; Heinz Corporation, a Missouri corporation; Invisinet, Inc., a Delaware corporation; New England Communications Systems, Inc., a Connecticut corporation; Quality Communications & Alarm Company, Inc., a New Jersey corporation; Southeastern Communication Service, Inc., a Florida corporation; and Walker Comm, Inc., a California corporation. References in this prospectus to Clayborn, Heinz, Invisinet, NECS, Quality, SECS and Walker Comm refer to these companies, respectively.

Our principal executive offices are located at One East Uwchlan Avenue, Suite 301, Exton, Pennsylvania 19341, and our telephone number is (610) 903-0400. We are a Delaware corporation. We maintain a website at www.wpcs.com and the information contained on that website is not deemed to be a part of this prospectus.

Recent Developments

Effective June 1, 2006, we acquired New England Communications Systems, Inc., a Connecticut corporation for approximately $3,217,000 in cash, subject to adjustment, and approximately $1,437,000 paid directly to a lender to pay-off outstanding debt owed by NECS. NECS was acquired pursuant to a Stock Purchase Agreement among WPCS International Incorporated, NECS, and the shareholders of NECS. In addition, for each $2.00 of earnings before interest and taxes for the calendar year ended December 31, 2006, the NECS shareholders shall be paid an aggregate additional consideration of $1.00, up to a maximum of $468,000. At our option, any amount of consideration due to be paid may be paid in cash or shares of our common stock (valued at the last sale price of the common stock on the date two days prior to the date the payment is due). In connection with the acquisition, NECS entered into employment agreements with two of the shareholders, each for a period of two years and a consulting agreement with one of the shareholders for a period of seven years. The acquisition of NECS provides us will additional project engineering expertise for specialty communication systems, broadens our customer base especially in the public safety and gaming markets, including the Massachusetts State Police, University of Connecticut and Foxwoods Resort Casino, and expands our geographic presence in New England.

Effective July 19, 2006, we acquired Southeastern Communication Service, Inc. of Sarasota, Florida for $1,800,000 in cash and 200,288 shares of our common stock having a value of $1,400,000. SECS was acquired pursuant to a Stock Purchase Agreement among WPCS International Incorporated, SECS and the shareholders of SECS. We have also agreed with SECS to file a registration statement with respect to the 200,288 shares of common stock issued to them by August 19, 2006 and to use our best efforts to cause the registration statement to be declared effective within 120 days after filing of the registration statement. In connection with the acquisition, SECS entered into employment agreements and a consulting agreement with certain officers or former officers of SECS. The acquisition of SECS provides us will additional project engineering expertise for wireless infrastructure services, broadens our customer base of corporate, government and educational clients, including the National Oceanic and Atmospheric Administration (NOAA), Verizon, BellSouth, Comcast, Time Warner, University of Florida and Puerto Rico Telephone, and expands our geographic presence in the Southeastern United States.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. As a result, you could lose all or a part of your investment.

Our success is dependent on growth in the deployment of wireless networks, and to the extent that such growth slows down, our revenues may decrease and our ability to continue operating profitably may be harmed.

Customers are constantly re-evaluating their network deployment plans in response to trends in the capital markets, changing perceptions regarding industry growth, the adoption of new wireless technologies, increasing pricing competition and general economic conditions in the United States and internationally. If the rate of network deployment growth slows and customers reduce their capital investments in wireless technology or fail to expand their networks, our revenues and profits, if any, could be reduced.

We have a limited history of profitability which may not continue.

While we had net income of approximately $1.3 million for the fiscal year ended April 30, 2005, we incurred a net loss of approximately $1.6 million for the fiscal year ended April 30, 2006. There can be no assurance that we will sustain profitability or generate positive cash flow from operating activities in the future. If we cannot achieve operating profitability or positive cash flow from operating activities, we may not be able to meet our working capital requirements. If we are unable to meet our working capital requirements, we may need to reduce or cease all or part of our operations.

If we fail to accurately estimate costs associated with our fixed-price contracts using percentage-of-completion, our actual results may vary from our assumptions, which may reduce our profitability or impair our financial performance.

A substantial portion of our revenue is derived from fixed price contracts. Under these contracts, we set the price of our services on an aggregate basis and assume the risk that the costs associated with our performance may be greater than we anticipated. We recognize revenue and profit on these contracts as the work on these projects progresses on a percentage-of-completion basis. Under the percentage-of-completion method, contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts.

The percentage-of-completion method therefore relies on estimates of total expected contract costs. These costs may be affected by a variety of factors, such as lower than anticipated productivity, conditions at work sites differing materially from what was anticipated at the time we bid on the contract and higher costs of materials and labor. Contract revenue and total cost estimates are reviewed and revised monthly as the work progresses, such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Adjustments are reflected in contract revenue for the fiscal period affected by these revised estimates. If estimates of costs to complete long-term contracts indicate a loss, we immediately recognize the full amount of the estimated loss. Such adjustments and accrued losses could result in reduced profitability and liquidity.

Failure to properly manage projects may result in unanticipated costs or claims.

Our wireless network engagements may involve large scale, highly complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors and our own personnel, in a timely manner. Any defects or errors or failure to meet customers’ expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, errors, mistakes or omissions in rendering services to our customers. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date or that the network will achieve certain performance standards. If the project or network experiences a performance problem, we may not be able to recover the additional costs we would incur, which could exceed revenues realized from a project.

The industry in which we operate has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain.

Other than the technical skills required in our business, the barriers to entry in our business are relatively low. We do not have any intellectual property rights to protect our business methods and business start-up costs do not pose a significant barrier to entry. The success of our business is dependent on our employees, customer relations and the successful performance of our services. If we face increased competition as a result of new entrants in our markets, we could experience reduced operating margins and loss of market share and brand recognition.

Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry.

The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments may result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from deploying wireless networks that are based upon today’s leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing preferences.

Our failure to attract and retain engineering personnel or maintain appropriate staffing levels could adversely affect our business.

Our success depends upon our attracting and retaining skilled engineering personnel. Competition for such skilled personnel in our industry is high and at times can be extremely intense, especially for engineers and project managers, and we cannot be certain that we will be able to hire sufficiently qualified personnel in adequate numbers to meet the demand for our services. We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. Additionally, we cannot be certain that we will be able to hire the requisite number of experienced and skilled personnel when necessary in order to service a major contract, particularly if the market for related personnel is competitive. Conversely, if we maintain or increase our staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, we may underutilize the additional personnel, which could reduce our operating margins, reduce our earnings and possibly harm our results of operations. If we are unable to obtain major contracts or effectively complete such contracts due to staffing deficiencies, our revenues may decline and we may experience a drop in net income.

If we are unable to identify and complete future acquisitions, we may be unable to continue our growth.

Since November 1, 2002, we have acquired seven companies and we intend to further expand our operations through targeted strategic acquisitions. However, we may not be able to identify suitable acquisition opportunities. Even if we identify favorable acquisition targets, there is no guarantee that we can acquire them on reasonable terms or at all. If we are unable to complete attractive acquisitions, the growth that we have experienced over the last three fiscal years may decline.

Future acquired companies could be difficult to assimilate, disrupt our business, diminish stockholder value and adversely affect our operating results.

Completing acquisitions may require significant management time and financial resources because we may need to assimilate widely dispersed operations with distinct corporate cultures. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisitions could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by issuing equity securities. In addition, acquisitions expose us to risks such as undisclosed liabilities, increased indebtedness associated with an acquisition and the potential for cash flow shortages that may occur if anticipated financial performance is not realized or is delayed from such acquired companies.

We derive a significant portion of our revenues from a limited number of customers, the loss of which would significantly reduce our revenues.

We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. To the extent that any significant customer uses less of our services or terminates its relationship with us, our revenues could decline significantly. As a result, the loss of any significant customer could seriously harm our business. For the fiscal year ended April 30, 2006, we had two separate customers which accounted for 20.8% and 14.5% of our revenues. For the fiscal year ended April 30, 2005, we had one customer which accounted for 15.5% of our revenues. Other than under existing contractual obligations, none of our customers is obligated to purchase additional services from us. As a result, the volume of work that we perform for a specific customer is likely to vary from period to period, and a significant customer in one period may not use our services in a subsequent period.

Amounts included in our backlog may not result in actual revenue or translate into profits.

As of April 30, 2006, we had a backlog of unfilled orders of approximately $15.9 million. This backlog amount is based on contract values and purchase orders and may not result in actual receipt of revenue in the originally anticipated period or at all. In addition, contracts included in our backlog may not be profitable. We have experienced variances in the realization of our backlog because of project delays or cancellations resulting from external market factors and economic factors beyond our control and we may experience delays or cancellations in the future. If our backlog fails to materialize, we could experience a reduction in revenue, profitability and liquidity.

Our business could be affected by adverse weather conditions, resulting in variable quarterly results.

Adverse weather conditions, particularly during the winter season, could affect our ability to perform outdoor services in certain regions of the United States. As a result, we might experience reduced revenue in the third and fourth quarters of our fiscal year. Natural catastrophes such as the recent hurricanes in the United States could also have a negative impact on the economy overall and on our ability to perform outdoor services in affected regions or utilize equipment and crews stationed in those regions, which in turn could significantly impact the results of any one or more of our reporting periods.

If we are unable to retain the services of Messrs. Hidalgo, Schubiger, Heinz or Walker, our operations could be disrupted.

Our success depends to a significant extent upon the continued services of Mr. Andrew Hidalgo, our Chief Executive Officer and Messrs. Richard Schubiger, James Heinz and Donald Walker, our Executive Vice Presidents. Mr. Hidalgo has overseen our company since inception and provides leadership for our growth and operations strategy. Messrs. Schubiger, Heinz and Walker run the day-to-day operations of Quality, Heinz and Walker Comm, respectively. Loss of the services of Messrs. Hidalgo, Schubiger, Heinz or Walker could disrupt our operations and harm our growth, revenues, and prospective business. We do not maintain key-man insurance on the lives of Messrs. Hidalgo, Schubiger, Heinz or Walker.

Employee strikes and other labor-related disruptions may adversely affect our operations.

Our business is labor intensive, with certain projects requiring large numbers of engineers. Over 45% of our workforce is unionized. Strikes or labor disputes with our unionized employees may adversely affect our ability to conduct our business. If we are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages. Any of these events could be disruptive to our operations and could result in negative publicity, loss of contracts and a decrease in revenues.

We may incur goodwill impairment charges in our reporting entities which could harm our profitability.

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” we periodically review the carrying values of our goodwill to determine whether such carrying values exceed the fair market value. All seven of our acquired companies, Clayborn, Heinz/Invisinet, Quality, Walker Comm, NECS and SECS, each of which is a reporting unit, are subject to annual review for goodwill impairment. If impairment testing indicates that the carrying value of a reporting unit exceeds its fair value, the goodwill of the reporting unit is deemed impaired. Accordingly, an impairment charge would be recognized for that reporting unit in the period identified, which could reduce our profitability.

Our quarterly results fluctuate and may cause our stock price to decline.

Our quarterly operating results have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period to period comparisons of our results of operations are not a good indication of our future performance. A number of factors, many of which are beyond our control, are likely to cause these fluctuations. Some of these factors include:

•	the timing and size of network deployments and technology upgrades by our customers;

•	fluctuations in demand for outsourced network services;

•
the ability of certain customers to sustain capital resources to pay their trade accounts receivable balances and required changes to our allowance for doubtful accounts based on periodic assessments of the collectibility of our accounts receivable balances;

•	reductions in the prices of services offered by our competitors;

•	our success in bidding on and winning new business; and

•	our sales, marketing and administrative cost structure.

Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and our common stock could decline significantly which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.

Our stock price may be volatile, which may result in lawsuits against us and our officers and directors.

The stock market in general, and the stock prices of technology and telecommunications companies in particular, have experienced volatility that has often been unrelated to or disproportionate to the operating performance of those companies. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. Between April 30, 2005 and April 30, 2006, our common stock has traded as low as $4.32 and as high as $12.78 per share, based upon information provided by NASDAQ Capital Market. Factors which could have a significant impact on the market price of our common stock include, but are not limited to, the following:

•	quarterly variations in operating results;

•	announcements of new services by us or our competitors;

•	the gain or loss of significant customers;

•	changes in analysts’ earnings estimates;

•	rumors or dissemination of false information;

•	pricing pressures;

•	short selling of our common stock;

•	impact of litigation;

•	general conditions in the market;

•	changing the exchange or quotation system on which we list our common stock for trading;

•	political and/or military events associated with current worldwide conflicts; and

•	events affecting other companies that investors deem comparable to us.

Companies that have experienced volatility in the market price of their stock have frequently been the object of securities class action litigation. Class action and derivative lawsuits could result in substantial costs to us and a diversion of our management’s attention and resources, which could materially harm our financial condition and results of operations.

Future changes in financial accounting standards may adversely affect our reported results of operations.

A change in accounting standards could have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. For example, in December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), “Share-Based Payment,” a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” which requires companies to expense all employee stock options and other share-based payments over the service period. Implementation of this standard as required during the first fiscal quarter of our fiscal year 2007 may impair our ability to use equity compensation to attract and retain skilled personnel. It is likely that we will have to recognize additional compensation expense in the periods after adoption of this standard.

New pronouncements and varying interpretations of pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, newly enacted SEC regulations and NASDAQ Stock Market rules, have created additional burdens for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards. This investment will result in increased general and administrative costs and a diversion of management time and attention from revenue-generating activities to compliance activities.

We can issue shares of preferred stock without shareholder approval, which could adversely affect the rights of common stockholders.

Our certificate of incorporation permits us to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of our preferred stock and to issue such stock without approval from our stockholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that we may issue in the future. In addition, we could issue preferred stock to prevent a change in control of our company, depriving common stockholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

There may be an adverse effect on the market price of our shares as a result of shares being available for sale in the future.

As of August 1, 2006, holders of our outstanding options and warrants have the right to acquire 2,914,146 shares of common stock issuable upon the exercise of stock options and warrants, at exercise prices ranging from $4.80 to $19.92 per share, with a weighted average exercise price of $7.33. The sale or availability for sale in the market of the shares underlying these options and warrants could depress our stock price. We have registered substantially all of the underlying shares described above for resale. Holders of registered underlying shares may resell the shares immediately upon issuance upon exercise of an option or warrant.

If our stockholders sell substantial amounts of our shares of common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of August 1, 2006. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

			Beneficial Ownership After this Offering (1) (2)
Selling Stockholder	Beneficial Ownership Prior to this Offering	Shares That May be Offered and Sold Hereby	Number of Shares	Percent of Class
Anthony Ankersmit	2,003	2,003	0	0
Karl F. Eickemeyer	4,006	4,006	0	0
Christopher P. Lester	20,029	20,029	0	0
Daniel G. Lester	134,192	134,192	0	0
Michael D. Lester	20,029	20,029	0	0
Thomas A. Lester	20,029	20,029	0	0

(1)	Percentage calculated on the basis of 5,494,853 shares of common stock outstanding on August 1, 2006.

(2)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of August 1, 2006, including the number of shares of common stock issuable upon the exercise of warrants held by the selling stockholders. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Prior to Offering			Beneficial Ownership After the Offering

		Number of			Percentage
		Shares	Number of		of
		Already	Remaining		Shares
	Number of	Sold	Shares	Number of	Beneficially
Selling Stockholder	Shares	in Offering	Offered(1)	Shares (2)	Owned (2)

Special Situations Funds III, L.P. (4)	1,470,188	299,250	105,349	—	—
Special Situations Private Equity Fund, L.P. (4)	1,146,729	220,819	925,910	—	—
Special Situations Funds III QP, L.P. (4)	135,232	—	1,200,821	—	—
Barron Partners, L.P. (5)	839,442	833,334	6,108	—	—
SF Capital Partners Ltd. (3) (6)	458,693	208,333	250,360	—	—
Wasatch Funds, Inc. (3) (7)	208,334	208,334	-	—	—
RationalWave Onshore Equity Fund, L.P. (8)	114,674	29,999	84,675	—	—
Woodmont Investment Limited (9)	40,137	18,229	21,908	—	—
Sedna Partners, LP (10)	74,539	33,854	40,685	—	—
Punk, Ziegel & Company (11)	62,500	62,500	-	—	—
TOTAL	4,550,468	1,914,652	2,635,816	—	—

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares, which the selling stockholders have the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

(2) Assumes that all securities registered will be sold.

(3) This selling stockholder has contractually agreed to restrict their ability to exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act, except upon 61 days’ prior notice.

(4) MGP Advisors Limited Partnership (“MGP”) is the general partner of Special Situations Fund III, L.P. and Special Situations Funds III QP, L.P. MG Advisors, L.L.C. (“MG”) is the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MPG and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(5) Andrew Worden has voting and investment power of the shares that this selling stockholder owns.

(6) Michael A. Roth and Brian J. Stark have voting and investment power of the shares that this selling stockholder owns.

(7) Brian Bythrow of Wasatch Advisors, Inc. has voting and investment power of the shares that this selling stockholder owns.

(8) Mark Rosenblatt has voting and investment power of the shares that this selling stockholder owns.

(9) Jay Goldman has voting and investment power of the shares that this selling stockholder owns.

(10) Rengan Rajaratnam has voting and investment power of the shares that this selling stockholder owns.

(11) William Punk has voting and investment power of the shares that this selling stockholder owns.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of August 1, 2006, including the number of shares of common stock issuable upon the exercise of options, warrants or convertible securities held by the selling stockholders. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Prior to Offering			Beneficial Ownership After the Offering (2) (3)
		Number of			Percentage
		Shares	Number of		of
		Already	Remaining		Shares
	Number of	Sold	Shares	Number of	Beneficially
Selling Stockholder	Shares	in Offering	Offered(1)	Shares	Owned

Delta Realty Limited (4)	57,637	299,250	57,637	—	—
Jetco Holdings Ltd. (5)	46,458	220,819	46,458	—	—
James Heinz (6)	59,524	—	59,524	48,007	*
TOTAL	163,619	1,884,370	163,619	—	—

* less than 1%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares, which the selling stockholders have the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

(2) Assumes that all securities registered will be sold.

(3) Includes 48,007 shares of common stock which may be acquired through the exercise of stock options.

(4) Brian Earl has voting and investment power of the shares that this selling stockholder owns.

(5) Keith Burant has voting and investment power of the shares that this selling stockholder owns.

(6) James Heinz is currently an Executive Vice President.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of August 1, 2006, including the number of shares of common stock issuable upon the exercise of options, warrants or convertible securities held by the selling stockholders. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Prior to Offering			After the Offering
		Number of			Percentage
		Shares	Number of		of
		Already	Remaining		Shares
	Number of	Sold	Shares	Number of	Beneficially
Selling Stockholder	Shares	in Offering	Offered(1)	Shares (2)	Owned (2)

Asirwatham, Ronald T.	12,592 (3)	—	12,592 (3)	—	—
Ballinger, Arthur J.	7,925 (4)	—	7,925 (4)	—	—
Barron Partners, LP	237,346 (5)	—	237,346 (5)	—	—
Bearden, Dale	6,667 (7)	—	6,667 (7)	—	—
Benil Finance, Ltd.	14,815 (6)	—	14,815 (6)	—	—
Bloom, Eric	1,667 (7)	1,667	—	—	—
Blue Green T., LLC	7,407 (6)	—	7,407 (6)	—	—
Brandenburg, Steven	1,852 (5)	—	1,852 (5)	—	—
Brandenburg, IRA, Steven	26 (7)	—	26 (7)	—	—
Coar, Robert M.	926 (6)	—	926 (6)	—	—
Chahin, Dr. Jacques	105 (7)	—	105 (7)	—	—
Chung, Peter	12,083 (7)	—	12,083 (7)	—	—
David G. Gove and Sharon K. Gove Revocable Trust, dated July 7, 1995	68,871	—	68,871	—	—
Dean Jr., Philip	7,408 (5)	—	7,408 (5)	—	—
Deck, J.E.	105 (7)	—	105 (7)	—	—
Di Benedetto, LP	13,334 (5)	—	13,334 (5)	—	—
Doss & Company, Inc.	3,704 (6)	—	3,704 (6)	—	—
Doss, John R.	14,815 (6)	—	14,815 (6)	—	—
Dumbroff, Norm (14)	70,834	—	70,834	21,904	*
Essner, Frank	211 (7)	—	211 (7)	—	—
Ettenger, Robert Lee	3,704 (5)	—	3,704 (5)	—	—
Gaur, Jai P.	3,704 (6)	—	3,704 (6)	—	—
Gil, Keith	2,500 (7)	—	2,500 (7)	—	—
Goldberg, Sheldon	833 (7)	—	833 (7)	—	—
Grebb, Gerald H.	2,222 (5)	—	2,222 (5)	—	—
Hall, Blake	105 (7)	—	105 (7)	—	—
Hankins, J. Ronald	3,195 (8)	—	3,195 (8)	—	—
Hart, Kathy	26 (7)	—	26 (7)	—	—
Hecker, Denise	833 (7)	—	833 (7)	—	—
Hempleman, Philip J.	14,315 (6)	—	14,315 (6)	—	—

Hermes, Roger	4,148 (5)	—	4,148 (5)	—	—
Frank Horkey	2,500 (7)	—	2,500 (7)	—	—
Kaufman, LP	16,296 (5)	—	16,296 (5)	—	—
Khan, Arshad	3,333 (7)	—	3,333 (7)	—	—
Konover, Richard M.	741 (6)	—	741 (6)	—	—
Kwatra, Sonia	1,482 (5)	—	1,482 (5)	—	—
Lynd, Lloyd	53 (7)	—	53 (7)	—	—
Manchio, Rosemarie	7,993 (9)	—	7,993 (9)	—	—
Mantey, Jeffrey	1,852 (5)	—	1,852 (5)	—	—
McClung, Michael	14,814 (5)	—	14,814 (5)	—	—
Meacham, Michael	39 (7)	—	39 (7)	—	—
Molinsky, Maria	22,222 (12)	—	22,222 (12)	—	—
Molinksy, Richard	1,250 (7)	—	1,250 (7)	—	—
Neal, Wesley L.	1,502 (13)	—	1,502 (13)	—	—
Oake, Christopher & Christina	1,852 (5)	—	1,852 (5)	—	—
Patton, Robert M.	29,630 (5)	—	29,630 (5)	—	—
Reinfeld, George	3,704 (6)	—	3,704 (6)	—	—
Robertson, Leola	2,355 (10)	—	2,355 (10)	—	—
Ruggiero IRA, Timothy B.	5,000 (7)	—	5,000 (7)	—	—
Ruggiero Sr., Timothy B.	15,000 (7)	—	15,000 (7)	—	—
Russell, Douglas	3,704 (6)	—	3,704 (6)	—	—
Sabrin, Murray	3,704 (6)	—	3,704 (6)	—	—
Sanchez, Tanya D.	19,888	—	19,888	—	—
Schell, Yvonne	1,250 (7)	—	1,250 (7)	—	—
Seguso, Robert	33,333 (6)	—	33,333 (6)	—	—
Soni, Dr. Joginder	1,054 (7)	—	1,054 (7)	—	—
Spackeen, Scott	14,814 (5)	—	14,814 (5)	—	—
Sprague, Roy W. & Gertrude M.	1,852 (6)	—	1,852 (6)	—	—
Stephens, Thomas S.	8,187 (11)	—	8,187 (11)	—	—
Stone, Michael	44,444 (5)	—	44,444 (5)	—	—
Tate, Alice	53 (7)	—	53 (7)	—	—
Vassallo, Ronald & Susanne	3,704 (5)	—	3,704 (5)	—	—
von Schaumburg, E.J.(15)	12,500	—	12,500	8,417	*
Walker, Donald C. (16)	84,721	84,721	—	54,674	*
Walker, Gary R. (17)	77,564	—	77,564	36,487	*
Wilson Jr., F. Bradford	11,852 (6)	—	11,852 (6)	—	—
Wilson Jr., F. Bradford TTEE	3,704 (6)	—	3,704 (6)	—	—
Wonsover, Jacob	104 (7)	—	104 (7)	—	—
Zalcberg, Irwin & Sari	5,556 (6)	—	5,556 (6)	—	—
TOTAL	981,884	86,388	895,496	—	—

* Less than 1%.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares, which the selling stockholders have the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

(2) Assumes that all securities registered will be sold.

(3) Includes 3,333 shares issuable upon exercise of currently exercisable warrants.

(4) Includes 3,703 shares issuable upon exercise of currently exercisable warrants.

(5) Of which 50% of such number of shares are issuable upon exercise of currently exercisable warrants

(6) Represents shares of common stock.

(7) Represents shares issuable upon exercise of currently exercisable warrants.

(8) Includes 1,343 shares issuable upon exercise of currently exercisable warrants.

(9) Includes 1,713 shares issuable upon exercise of currently exercisable warrants.

(10) Includes 909 shares issuable upon exercise of currently exercisable warrants.

(11) Includes 4,113 shares issuable upon exercise of currently exercisable warrants.

(12) Includes 7,407 shares issuable upon exercise of currently exercisable warrants.

(13) Includes 844 shares issuable upon exercise of currently exercisable warrants.

(14) Mr. Norm Dumbroff is currently a director. Shares issuable after the offering include 21,904 shares which may be acquired through the exercise of stock options.

(15) Mr. E.J. von Schaumburg was formerly an Executive Vice President.

(16) Mr. Donald Walker is currently an Executive Vice President. Shares issuable after the offering  include 54,674 shares which may be acquired through the exercise of stock options.

(17) Mr. Gary Walker is currently a director. Shares issuable after the offering  include 36,487 shares which may be acquired through the exercise of stock options.

PLAN OF DISTRIBUTION

The shares being offered by the selling stockholders will be sold from time to time in one or more transactions (which may involve block transactions) that may take place in The Nasdaq Capital Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. The shares may also be sold pursuant to Rule 144 under the Securities Act. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. To our knowledge, no selling stockholder has entered into an agreement with a prospective underwriter. If any selling stockholder notifies us that it has entered into an agreement or agreements with a broker-dealer or underwriter for the resale of the common stock, the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of WPCS International Incorporated as of and for the years ended April 30, 2006 and 2005 appearing in WPCS International Incorporated’s annual report on Form 10-KSB for the year ended April 30, 2006 have been audited by J.H. Cohn LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission or SEC. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement are not necessarily complete, and you should review the referenced document itself for a complete understanding of its terms.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities located at 100 F Street, NE, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.
INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to 'incorporate by reference' the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of our common stock registered under this prospectus.

•	our annual report on Form 10-KSB for the fiscal year ended April 30, 2006 filed with the SEC on July 27, 2006; and
•	the description of our common stock contained in our Registration Statement on Form SB-2/A, filed with the SEC on April 7, 2006.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at:

WPCS International Incorporated
One East Uwchlan Avenue, Suite 301
Exton, Pennsylvania 19341
Phone (610) 903-0400
Email address: ir@wpcs.com
Name: Heather Tocket

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by WPCS International Incorporated in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee:

Securities and Exchange Commission Registration Fee	$394.01

Accounting Fees and Expenses	5,000

Legal Fees and Expenses	10,000

Miscellaneous	105.99

Total	$15,500
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS
Exhibit Number	Description

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

23.1	Consent of J.H. Cohn LLP, an Independent Registered Public Accounting Firm

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

24	Power of Attorney (included on Page II-4)

ITEM 17. UNDERTAKINGS

        (a)     The registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (A)     If the registrant is relying on Rule 430B:

     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (B)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

       (b)     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania, on August 14, 2006.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ Andrew Hidalgo
Andrew Hidalgo
Chairman, Chief Executive Officer and Director

By:	/s/ Joseph Heater
Joseph Heater
Chief Financial Officer (Principal Financial Officer) and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of WPCS International Incorporated, a Delaware corporation, do hereby constitute and appoint Andrew Hidalgo and Joseph Heater and each of them his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ ANDREW HIDALGO Andrew Hidalgo	Chairman, Chief Executive Officer (Principal Executive Officer) and Director	August 14, 2006
/s/ JOSEPH HEATER Joseph Heater	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 14, 2006
/s/ Norm Dumbroff Norm Dumbroff	Director	August 14, 2006
/s/ NEIL HEBENTON Neil Hebenton	Director	August 14, 2006
/s/ GARY WALKER Gary Walker	Director	August 14, 2006
/s/ WILLIAM WHITEHEAD William Whitehead	Director	August 14, 2006